Exhibit 23.1

Consent of Independent

Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Pacira Pharmaceuticals, Inc. of our report, which includes an explanatory paragraph relating to Pacira Pharmaceuticals, Inc.’s ability to continue as a going concern, dated November 1, 2010, on our audits of the consolidated financial statements of Pacira Pharmaceuticals, Inc. as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009. We also consent to the references to our firm under the captions “Experts” and “Selected Consolidated Financial Data.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
November 1, 2010